Exhibit 99.1

NEWS

For immediate release

Contact:	Richard J. Poulton
Vice President, Chief Financial Officer
(630) 227-2075
E-mail address: rpoulton@aarcorp.com
Web address: www.aarcorp.com

AAR PROVIDES UPDATED OUTLOOK ON FOURTH QUARTER RESULTS AND FISCAL YEAR 2011

WOOD DALE, ILLINOIS (June 9, 2010) — AAR (NYSE: AIR), today updated its outlook on results for the fourth quarter ending May 31, 2010 and its guidance for fiscal year 2011.

For the fourth-quarter, the Company projects sales to slightly exceed the top of its previously disclosed range of $355 to $365 million and diluted earnings per share to be in the upper end of its previously disclosed range of $0.25 to $0.30.  Additionally, the Company expects cash flow from operations to exceed $50 million for the fourth quarter.

Looking ahead to fiscal year 2011, the Company expects sales between $1.5 and $1.6 billion and diluted earnings per share of $1.25 to $1.40.

The Company does not assume any obligation to provide any further guidance or future updates with respect to its fiscal year 2011 performance.

AAR is a leading provider of value-added products and services to the worldwide aerospace and government/defense industries. With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and government/defense customers through three operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; and Structures and Systems. More information can be found at www.aarcorp.com.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2009 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.